SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)

                           --------------------------


                                Ampex Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   032092-30-6
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


Mark B. Bakar and David Cariani                         Duncan McCurrach
ValueVest Management Company II, LLC                    Sullivan & Cromwell LLP
One Ferry Building, Suite 255,                          125 Broad Street,
San Francisco, California 94111                         New York, New York 10004
(415) 677-5850                                          (212) 558-4066

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  March 8, 2007
             (Date of Event Which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note. This document is being electronically filed with the Commission using the EDGAR System. See Rule 13d-7 for other parties to whom copies are to be sent.

---------------------
    *The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provide in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  032092-30-6

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     ValueVest High Concentration Master Fund, Ltd. (20-4574633)

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                    (b) [_]

3    SEC USE ONLY


4    SOURCE OF FUNDS*

     WC

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                 [_]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7    SOLE VOTING POWER

     0

8    SHARED VOTING POWER

     341,436

9    SOLE DISPOSITIVE POWER

     0

10   SHARED DISPOSITIVE POWER

     341,436

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     341,436

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [_]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%

14   TYPE OF REPORTING PERSON*

     CO

CUSIP No.  032092-30-6

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     ValueVest Management Company II, LLC (47-0951956)


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                    (b) [_]

3    SEC USE ONLY


4    SOURCE OF FUNDS*

     n/a

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                 [_]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7    SOLE VOTING POWER

     0

8    SHARED VOTING POWER

     341,436

9    SOLE DISPOSITIVE POWER

     0

10   SHARED DISPOSITIVE POWER

     341,436

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     341,436

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [_]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%

14   TYPE OF REPORTING PERSON*

     OO

CUSIP No.  032092-30-6

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Mark B. Bakar

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                    (b) [_]

3    SEC USE ONLY


4    SOURCE OF FUNDS*

     n/a

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                 [_]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


7    SOLE VOTING POWER

     0

8    SHARED VOTING POWER

     341,436

9    SOLE DISPOSITIVE POWER

     0

10   SHARED DISPOSITIVE POWER

     341,436

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     341,436

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [_]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%

14   TYPE OF REPORTING PERSON*

     IN

CUSIP No.  032092-30-6

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     David Cariani

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                    (b) [_]

3    SEC USE ONLY


4    SOURCE OF FUNDS*

     n/a

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                 [_]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7    SOLE VOTING POWER

     0

8    SHARED VOTING POWER

     341,436

9    SOLE DISPOSITIVE POWER

     0

10   SHARED DISPOSITIVE POWER

     341,436

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     341,436

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [_]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%

14   TYPE OF REPORTING PERSON*

     IN

     This Amendment No. 4 amends and supplements the Statement on Schedule 13D ("Statement") filed by the parties named below on November 13, 2006, and the Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto filed by the parties named below on November 16, 2006, December 1, 2006 and February 20, 2007 respectively, with respect to the Class A common stock, par value $0.01 per share ("Common Stock"), of Ampex Corporation, a corporation organized under the laws of the State of Delaware (the "Issuer"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Statement, as amended to date.

Item 4.  Purpose of Transaction.

     Item 4 is hereby amended by inserting the following paragraph as the fourteenth paragraph:

     On February 9, 2007, the Investment Manager introduced Dr. Alain C. Briancon to Mr. McKibben of the Issuer as a possible appointee to the Board of Directors. On March 8, 2007, the Issuer announced that Dr. Briancon had been appointed to the Board of Directors.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  March 12, 2007

                                 ValueVest High Concentration Master Fund, Ltd.

                                 /s/ Mark B. Bakar
                                 ----------------------------------
                                 By:  Mark B. Bakar
                                 Title:  Director


                                 ValueVest Management Company II, LLC

                                 /s/  David Cariani
                                 ----------------------------------
                                 By:  David Cariani
                                 Title:  Managing Member


                                 /s/ Mark B. Bakar
                                 ----------------------------------
                                 Mark B. Bakar


                                 /s/  David Cariani
                                 ----------------------------------
                                 David Cariani





SK 23300 0001 755399